Exhibit 10.30

Amendment No. 2 to Employment Agreement
This Amendment (this “Amendment”) to the Employment Agreement between James C. Kennedy (“Executive”) and Scientific Games International, Inc., a Delaware corporation (the “Company”), is made and effective as of January 1, 2019 (the “Second Amendment Effective Date”).
WHEREAS, the Company and Employee entered into an Employment Agreement dated as of December 18, 2012, which was amended by the Amendment to Employment Agreement dated as of January 14, 2016 (as so amended, the “Agreement”); and
WHEREAS, all capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement;
NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.
Extension Restricted Stock Unit Award. In connection with Executive’s execution of this Amendment, the Company shall grant to Executive a special award within 10 days following the Second Amendment Effective Date comprised of 15,000 restricted stock units (the “Extension Award”), pursuant to an equity award agreement to be entered into by and between the Company and Executive (the “Extension Award Agreement”); provided that the Extension Award shall not be granted prior to, and shall be conditioned on, the prior approval of the Compensation Committee. The Extension Award Agreement or applicable grant notice shall provide that 5,000 of the Extension Award restricted stock units will vest on the first anniversary date of the grant of the Extension Award, 5,000 of the Extension Award restricted stock units will vest on the second anniversary date of the grant of the Extension Award and 5,000 of the Extension Award restricted stock units will vest on the third anniversary date of the grant of the Extension Award, subject to the vesting conditions described in the Extension Award Agreement or applicable grant notice.

2.
Extension Cash Bonus. On or before March 31, 2019, the Company shall pay Executive a cash payment (“Extension Bonus”) with the amount of the Extension Bonus calculated by the Company so that the net amount received by Executive, after all required tax withholdings, is $26,000.

3.
Term. The Term shall be extended to December 31, 2019, subject to earlier termination in accordance with Section 4 of the Agreement. For the avoidance of doubt, the last sentence of Section 1 of the Agreement shall continue to apply, such that, absent the written notice specified in such section, the Term shall automatically be extended as specified in the Agreement.

4.	Position and Duties. Section 2 of the Agreement shall be deleted in its entirety and replaced with the following:
“From and after the Second Amendment Effective Date (as defined in the second amendment to this Agreement), Executive’s title shall be Chairman, Lottery and Executive shall no longer serve as an executive officer of SGC. In his role as Chairman, Lottery, Executive will report to the President and CEO of SGC.” Effective as of the Second Amendment Effective Date, the defined term “Executive”

and all uses of it in the Agreement, as modified by this Amendment, shall be replaced with the term “Employee”. Upon the Second Amendment Effective Date, Executive shall resign as an officer or director of any subsidiary, parent or affiliate of the Company, and agrees to relinquish all such positions and titles he currently holds effective upon the Second Amendment Effective Date.

5.	Equity Awards. Section 3(c) of the Agreement shall be deleted in its entirety and replaced with the following:
“Effective as of the Second Amendment Effective Date, Executive shall not be entitled to receive any further grants of equity awards under Section 3(c) of this Agreement.”

6.
Health and Welfare Benefits. Effective upon the Second Amendment Effective Date, the phrase “similarly situated executives” contained in Section 3(e) of the Agreement shall be deleted and replaced with the phrase “its senior executives”. The parties agree that Executive will be eligible for senior executive level travel benefits at all times during his employment with the Company.

7.
Good Reason. Executive hereby agrees that this Amendment constitutes Executive’s prior written consent, as contemplated by Section 4(e) of the Agreement, to the changes to Employee’s employment contemplated by this Amendment and any actions taken by the Company in furtherance thereof so that such changes and actions shall not constitute Good Reason for purposes of the Agreement. Furthermore, Executive agrees that the second sentence in Section 4(e) of the Agreement containing the definition of “Good Reason” is deleted and replaced with the following:

“For purposes of this Agreement “Good Reason” shall mean that, without Executive’s prior written consent, any of the following shall have occurred: (i) a material decrease in base salary provided under this Agreement; or (ii) any other material failure by the Company to perform any material obligation under, or material breach by the Company of any material provision of, this Agreement; provided, however, that a termination by Executive for Good Reason under clause (i) or (ii) of this Section 4(e) shall not be considered effective unless Executive shall have provided the Company with written notice of the specific reasons for such termination within thirty (30) days after Executive has knowledge of the event or circumstance constituting Good Reason and the Company shall have failed to cure the event or condition allegedly constituting Good Reason within thirty (30) days after such notice has been given to the Company and Executive actually terminates his employment within one (1) year following the initial occurrence of the event giving rise to Good Reason.”

8.	Section 4(e)(v). Section 4(e)(v) of the Agreement is deleted in its entirety and replaced with the following:
(v)    subject to Section 5.6 and except to the extent otherwise provided at the time of grant under the terms of any equity award made to Executive, any unvested stock options, unvested restricted stock units or other unvested equity-based awards held by Executive immediately prior to such termination will continue to vest in accordance with the original vesting schedule applicable to such equity awards (i.e., without regard to the termination of the Agreement), and any stock options (A) that were vested as of such termination will cease being exercisable upon the earlier of three (3) months after such termination and the scheduled expiration date of such options and

(B) that become vested following such termination in accordance with the original vesting schedule will cease being exercisable upon the earlier of three (3) months after their vesting date and the scheduled expiration date of such stock options; provided that, in all other respects, all such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which the awards were granted; provided, however, that, for the avoidance of doubt, in the event such termination occurs prior to the Compensation Committee's determination as to the satisfaction of any performance criteria to which any such awards are subject, such awards will not vest (and, in the case of any such stock options, will not become exercisable) unless and until a determination is or has been made by the Compensation Committee that such criteria have been satisfied, at which time such awards will vest (and, in the case of any such stock options, will become exercisable) to the extent contemplated by the terms of such award (it being understood and agreed, for the avoidance of doubt, that such awards will immediately be forfeited to the extent contemplated by the terms of such awards in the event that such criteria are determined not to have been satisfied); provided, further, however, if necessary to comply with Section 409A, settlement of any such awards shall be made on the date that is six (6) months plus one (1) day following the termination of Executive’s employment.

9.
Expiration of Term of Agreement. Section 4(g) of the Agreement shall be deleted in its entirety and replaced with the following. If Executive’s employment with the Company and its affiliates is terminated by the Company at the end of the Term, Executive shall receive the Standard Termination Payments, and, provided Executive has, within 21 days of the date the Agreement expires, delivered to the Company, and not revoked, a release agreement as referred to in Section 4(l) of the Agreement:

i.	for a period of eighteen (18) months after such termination, continued payment of Executive’s base salary in accordance with Section 4(h) of the Agreement;

ii.	the Severance Bonus Amount, payable over a period of 12 months after such termination in accordance with Section 4(h) of the Agreement;

iii.
no later than March 15 following the end of the year in which such termination occurs, in lieu of any Incentive Compensation for the year in which such termination occurs, a payment of an amount equal to (A) the Incentive Compensation which would have been payable to Executive had Executive remained in employment with the Company during the entire year in which such termination occurs, multiplied by (B) a fraction the numerator of which is the number of days Executive was employed in the year in which such termination occurs and the denominator of which is the total number of days in the year in which such termination occurs;

iv.
if Executive elects to continue medical coverage under the Company’s group health plan in accordance with COBRA, the monthly premiums for such coverage until the earlier of: (A) a period of eighteen (18) months has elapsed; or (B) Executive is eligible for medical coverage under a plan provided by a new employer; and

v.
subject to Section 5.6 and except to the extent otherwise provided at the time of grant under the terms of any equity award made to Executive, any unvested stock options, unvested restricted stock units or other unvested equity-based awards held by Executive immediately prior to such termination will continue to vest in accordance with the original vesting schedule applicable to such equity awards (i.e., without regard to the expiration of the Agreement), and any stock options (A) that were vested as of such termination will cease being exercisable upon the earlier of three (3) months after such termination and the scheduled expiration date of such options and (B) that become vested following such termination in accordance with the original vesting schedule will cease being exercisable upon the earlier of three (3) months after their vesting date and the scheduled expiration date of such stock options; provided that, in all other respects, all such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which the awards were granted; provided, however, that, for the avoidance of doubt, in the event such termination occurs prior to the Compensation Committee's determination as to the satisfaction of any performance criteria to which any such awards are subject, such awards will not vest (and, in the case of any such stock options, will not become exercisable) unless and until a determination is or has been made by the Compensation Committee that such criteria have been satisfied, at which time such awards will vest (and, in the case of any such stock options, will become exercisable) to the extent contemplated by the terms of such award (it being understood and agreed, for the avoidance of doubt, that such awards will immediately be forfeited to the extent contemplated by the terms of such awards in the event that such criteria are determined not to have been satisfied); provided, further, however, if necessary to comply with Section 409A, settlement of any such awards shall be made on the date that is six (6) months plus one (1) day following expiration of the Term.

To the extent necessary to avoid additional taxes or penalties pursuant to Section 409A, any payments made pursuant to this Section 9 shall be subject to a six-month delay in payment as described in Section 4(h) of the Agreement, mutatis mutandis.

10.	Release. In the penultimate sentence of Section 4(l) of the Agreement, the phrase “that constitute deferred compensation under Section 409A (if any)” shall be deleted.

11.	Noncompetition. The third sentence of Section 5.1(a) of the Agreement which contains the definition of “Competing Business” shall be deleted and replaced with:
For purposes of this Section 5, “Competing Business” shall mean any business or operations: (i) (A) involving the design, development, manufacture, production, sale, lease, license, provision, operation or management (as the case may be) of (1) instant lottery tickets or games or any related marketing, warehouse, distribution, category management or other services or programs; (2) lottery-related terminals or vending machines (whether clerk-operated, self-service or otherwise); (3) gaming machines, terminals or devices (including video or reel spinning slot machines, video poker machines, video lottery terminals and fixed odds betting terminals); (4) lottery, video gaming (including server-based gaming), sports betting or other wagering or gaming systems, regardless of whether such systems are land-based, internet-based or mobile (including control and monitoring systems, local or wide-area progressive systems and redemption systems); (5) lottery-, real money gaming- or social gaming-related proprietary or licensed content (including themes, entertainment and brands), platforms, websites and loyalty and customer relationship management programs regardless of whether any of the foregoing are land-based, internet-based or mobile-based; (6) social casino games or websites or mobile phone or tablet applications (or similar known, or hereafter existing, technologies) featuring social casino games or any related marketing, distribution, or other services or programs; (7) interactive casino gaming products or services, including interactive casino-game themed games and platforms for websites or mobile phone or tablet applications (or similar known, or hereafter existing, technologies); (8) gaming utility products (including shufflers, card-reading shoes, deck checkers and roulette chip sorters), table games (including live, simulated, online, social gaming, interactive and electronic) and related products and services; (9) slot accounting, casino management, casino marketing, player tracking, lottery, video lottery, bingo or similar gaming- or casino-related systems and related peripheral hardware, software and services; or (10) prepaid cellular or other phone cards; or (11) ancillary products (including equipment, hardware, software, marketing materials, chairs and signage) or services (including field service, maintenance and support) related to any of the foregoing under sub-clauses (1) through (10) above; or (B) in which the Company is then or was within the previous 12 months engaged, or in which the Company, to Executive’s knowledge, contemplates to engage in during the Term or the Covered Time; (ii) in which Executive was engaged or involved (whether in an executive or supervisory capacity or otherwise) on behalf of the Company or with respect to which Executive has obtained proprietary or confidential information; and (iii) which were conducted anywhere in the United States or in any other geographic area in which such business was conducted or contemplated to be conducted by the Company.

12.	Notices. Section 15 of the Agreement shall be deleted and replaced with:
Notices. All notices and other communications to be given or to otherwise be made to any party to this Agreement shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by certified mail or by a recognized national courier service, postage or charges prepaid, (a) to Scientific Games Corporation, Attn: Legal Department, 6601 Bermuda Rd., Las Vegas, NV 89119, (b) to Executive, at the last address shown in the Company’s records, or (c) to such other replacement address as may be designated in writing by the addressee to the addressor.
Except as set forth in this Amendment, all terms and conditions of the Agreement shall remain unchanged and in full force and effect in accordance with their terms. All references to the “Agreement” in the Agreement shall refer to the Agreement as previously amended and as amended by this Amendment.
This Amendment may be executed in counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.
[Signatures Follow on the Next Page]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Amendment as of December 16, 2018.

SCIENTIFIC GAMES INTERNATIONAL, INC.

By: /s/    Shawn Williams
Name:    Shawn Williams
Title: SVP & SCHRO

/s/ James C. Kennedy
James C. Kennedy